Exhibit 99.1
Double Eagle Petroleum Co. 1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR RELEASE 6:00 AM EASTERN DAYLIGHT TIME
Date: August 5, 2010
Double Eagle Petroleum Announces Second Quarter 2010 Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial results for the second quarter ended June 30, 2010. Second quarter 2010 Clean Earnings, a non-U.S. GAAP metric, totaled $2,141,000 or $0.19 per share, as compared to $3,069,000, or $0.33 per share for the quarter ended June 30, 2009. Clean Earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as stock-based compensation expense. Clean Earnings includes the impact of income taxes of $1,721,000 for the three months ended June 30, 2010, although the Company does not expect to pay income taxes due to its unused operating loss carryforwards. Please see the table of this release for the reconciliation of Clean Earnings to US GAAP.
The Company reported a U.S. GAAP net loss attributable to common shareholders of $(1,820,000), or $(0.16) per share for the second quarter of 2010, as compared to $(1,173,000), or $(0.13) per share for the same period of 2009. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $931,000 for both 2010 and 2009. Net income attributable to common stock in the second quarter of 2010 also included a pre-tax unrealized non-cash loss of $1,563,000 relating to economic hedges, which are recorded at fair value at each period end. This non-cash loss is the result of an increase in the future pricing of natural gas at June 30, 2010, as compared to what the future pricing of natural gas was at March 31, 2010. All of the Company’s derivative instruments were in an asset position at June 30, 2010.
Revenue
Production-related revenue totaled $10,675,000 for the quarter ended June 30, 2010, as compared to $12,075,000 in the comparable 2009 period. The production-related revenue included a gain of $1,666,000 on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges, for the quarter ended June 30, 2010. There were no settlements on derivatives not accounted for as cash flow hedges for the quarter ended June 30, 2009. Production-related revenue for the second quarter of 2010 does not include any revenue from the additional Atlantic Rim assets purchased in July 2010. The decrease in production-related revenue was equally driven by a decline in the Company’s realized gas price as compared to the prior year, and lower production volumes. The average natural gas price the Company realized in the second quarter 2010 decreased 8% to $3.99 per Mcf, as compared to $4.34 per Mcf in the second quarter of 2010. The Company has a hedging policy in place in order to reduce the volatility and exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into forward sales contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives:

	Total Volumes	NYMEX Price	Average CIG
	(MMcf)	per Mcf	Price per Mcf
2010	2,208		$4.30
	1,840	$4.50-$9.00
2011	2,920		$7.07
	2,730	$4.50-$9.00

Production
Total natural gas and crude oil production decreased 6% to 2.2 Bcfe for the quarter ended June 30, 2010 as compared to the same prior year period. The production decline is the result of lower production volumes at the Mesa Units and at the Catalina Unit. The decrease in production volumes at the Catalina Unit was the result of the continuation of the Company’s well-enhancement program, which requires the affected wells to be off-line temporarily while the wells are worked-over, and the replacement and reconfiguration of most of the natural gas compressors, in an effort to maximize well performance by reducing suction pressure at the well head. These efforts are ultimately expected to increase the production output from each well. The Company also experienced production down-time due to several power outages from lightening strikes and maintenance on the Southern Star Pipeline. The Company did experience a favorable increase in production during the second quarter of 2010 at its non-operated properties within the Atlantic Rim. The increase was primarily due to the additional compression capacity added at the Doty Mountain Unit in the first quarter of 2010 and increased production from well stimulations in the Sun Dog Unit.
Production Costs
Double Eagle’s production costs for the second quarter 2010 of $1.07 per Mcfe were up from $0.83 in the second quarter of 2009 primarily due to increased workover costs and decreased production volumes. For the six months ended June 30, 2010, production costs were $0.97 per Mcfe, up from $0.77 per Mcfe for the six months ended June 30, 2009.
The Company’s balance sheet continues to be strong, and its working capital balance increased to $7,110,000 at June 30, 2010 from $(4,067,000) at December 31, 2009. At June 30, 2010, we had a total of $31 million outstanding under our $75 million credit facility. In August 2010 the Company amended its credit facility to increase the total committed borrowing availability from $45 million to $55 million. Subsequent to June 30, 2010, in conjunction with the purchase of additional working interest in the Atlantic Rim, the Company drew down $6,000,000 on the credit facility and currently has $37 million outstanding.
Richard Dole, Chairman, President and CEO of Double Eagle commented, “The second quarter had many challenges as to low gas prices, power and pipeline interruptions and the significant effort with regard to field maintenance and compressor reconfiguration. We have moved into the third quarter with optimism and are expecting to see cost-effective production growth that the additional Atlantic Rim interest will provide to us. In conjunction with Anadarko, we anticipate a renewed drilling program in 2011 in the Atlantic Rim by both operators. We also intend to test our Niobrara holdings in 2011.”
Earnings Conference Call
Double Eagle will host a conference call to discuss results today, Thursday, August 5, 2010 at 11:00 a.m. Eastern time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 969566#.
A replay of the conference call will be available for one week by calling (800) 704-9804 and using pass code * then 969566#.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues
Oil and gas sales	$7,608	$10,492	$18,657	$20,992
Transportation revenue	1,401	1,583	2,889	3,170
Price risk management activities	103	(2,152)	7,925	(3,292)
Other income, net	280	117	357	210

Total revenues	9,392	10,040	29,828	21,080

Expenses
Lease operating expenses	2,397	1,989	4,339	3,601
Production taxes	1,010	753	2,309	1,642
Pipeline operating expenses	971	1,087	2,119	1,654
Exploration expenses including dry holes	28	29	66	55
Impairment and abandonment of equipment and properties	80	—	80	—

Total Expenses	4,486	3,858	8,913	6,952

Gross Margin Percentage	52.2%	61.6%	70.1%	67.0%

General and administrative	1,392	1,427	2,925	3,101
Depreciation, depletion and amortization expense	4,530	4,715	9,070	9,097
Other income (expense), net	(385)	(392)	(750)	(644)

Pre-tax income (loss)	(1,401)	(352)	8,170	1,286

Benefit (Provision) for deferred taxes	512	110	(2,945)	(521)

NET INCOME (LOSS)	(889)	(242)	5,225	765

Preferred stock requirements	931	931	1,862	1,862

NET INCOME (LOSS) attributable to common stock	$(1,820)	$(1,173)	$3,363	$(1,097)

Net income (loss) per common share:
Basic	$(0.16)	$(0.13)	$0.30	$(0.12)

Diluted	$(0.16)	$(0.13)	$0.30	$(0.12)

Weighted average shares outstanding:
Basic	11,116,476	9,233,725	11,111,092	9,217,902

Diluted	11,116,476	9,233,725	11,111,092	9,217,902

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2010	2009	% Change

Total assets	$147,847	$150,494	-2%

Balance outstanding on credit facility	31,000	34,000	-9%

Total stockholders’ equity	52,349	46,724	12%
SELECTED CASH FLOW DATA
(In thousands)

	Six months ended June 30,
	2010	2009	% Change

Net cash provided by operating activities	$10,718	$16,826	-36%

Net cash used in investing activities	(7,084)	(28,650)	-75%

Net cash provided by (used in) financing activities	(5,124)	15,722	-133%
SELECTED OPERATIONAL DATA

	Three months ended,
	June 30,	June 30,
	2010	2009	% Change

Total production (Mcfe)	2,247,466	2,385,021	-6%

Average price realized per Mcfe	$4.13	$4.40	-6%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and six months ended June 30, 2010 and 2009, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(1,820)	$(0.16)	$(1,173)	$(0.13)

Add back non-cash items (1):
Share-based compensation expense	141	0.00	180	0.02
Depreciation, depletion, amortization and accretion expense	2,919	0.26	2,822	0.31
Non-cash loss (gain) on price risk management (2)	1,000	0.09	1,281	0.14
Impairment and surrendered leases	51	0.00	1	0.00
Non-cash gain on sale of non-producing property	(45)	(0.00)	(42)	(0.00)
Non-cash gain on transfer of asset retirement obligation	(105)	(0.01)	—	—

Clean Earnings	$2,141	$0.19	$3,069	$0.33

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$3,363	$0.30	$(1,097)	$(0.12)

Add back non-cash items (1):
Share-based compensation expense	317	0.02	458	0.05
Depreciation, depletion, amortization and accretion expense	5,836	0.53	5,445	0.59
Non-cash loss (gain) on price risk management (2)	(4,145)	(0.37)	3,701	0.40
Impairment and surrendered leases	51	0.00	4	0.00
Non-cash gain on sale of non-producing property	(46)	(0.00)	(42)	(0.00)
Non-cash gain on transfer of asset retirement obligation	(105)	(0.01)	—	—

Clean Earnings	$5,271	$0.47	$8,469	$0.92

(1)	Presented net of tax with effective tax rate of 36.0% for the three and six months ended June 30, 2010 and 40.5% for the six months ended June 30, 2010 and 2009, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

The Company has scheduled a conference call for August 5, 2010 at 9:00 AM Mountain Daylight Time to review the second quarter 2010 financial results. A replay of the call will be available shortly thereafter.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.com